Exhibit 5.1

January 29, 2010

The Board of Directors
1330 E. Margaret Avenue
Coeur d’Alene, ID  83815

Re:	Form S-4 Registration Statement Opinion of Counsel

Ladies and Gentlemen:

As counsel for Metalline Mining Company (the "Company"), a Nevada corporation, we have examined the originals or copies, certified or otherwise identified, of the Articles of Incorporation and Bylaws of the Company, corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other records, and instruments and documents pertaining to the Company as a basis for the opinions hereinafter expressed.  In giving such opinion, we have also relied upon certificates of officers of the Company with respect to the accuracy of the factual matters contained in such certificates.

We have also examined the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission on or about January 29, 2010 related to 47,724,561 shares of the Company’s common stock, (the “Common Stock”), that may be issued by the Company in connection with the merger of Metalline Mining Delaware, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, with and into Dome Ventures Corporation, a Delaware corporation (the “Merger”), pursuant to the terms of the Agreement and Plan of Merger and Reorganization dated as of December 4, 2009 (the “Merger Agreement”).

Based upon the foregoing and subject to the other qualifications and limitations stated in this letter, and customary practice, we are of the opinion that when: (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act of 1933 (the “Act”); and (ii) the Common Stock has been issued in accordance with the terms and conditions set forth in the Merger Agreement, such Common Stock will be duly authorized, legally issued, fully paid and nonassessable.

           This opinion is made as of the date hereof, and after the date hereof, we undertake no, and disclaim any, obligation to advise you of any change in any matters set forth herein.

We hereby consent to such use of our name in the Registration Statement and to the filing of this opinion as an Exhibit thereto.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Burns Figa & Will, P.C.
BURNS FIGA & WILL, P.C.